EXHIBIT NO. 99.1

[AK STEEL LOGO]

News Release

Media Contact: Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

Investor Contact: Albert E. Ferrara, Jr., Vice President of Finance and CFO (513) 425-2888

Albert E. Ferrara, Jr. Named Vice President of Finance

and Chief Financial Officer of AK Steel

MIDDLETOWN, OH, November 25, 2003 — AK Steel (NYSE: AKS) said today that its board of directors named Albert E. Ferrara, Jr., 55, vice president of finance and chief financial officer. Mr. Ferrara had been acting chief financial officer.

“Al Ferrara is an excellent addition to AK Steel’s management team,” said James L. Wainscott, president and chief executive officer of AK Steel. “Al’s extensive experience in the steel industry and his financial savvy are important assets to our company.”

Mr. Ferrara joined AK Steel in June 2003 as director, strategic planning and was named acting chief financial officer in September 2003. He was previously vice president, corporate development for NS Group, Inc., a tubular products producer. Prior to that, Mr. Ferrara had 30 years of experience with USX Corporation in a variety of managerial, financial and operations positions, including an assignment in London with USX’s Marathon Oil. He also held positions in U.S. Steel’s domestic and international operations, including president, realty development division, vice president, strategic planning, and senior vice president and treasurer.

Mr. Ferrara holds a Bachelor of Science degree in commerce, with distinction, and a Juris Doctorate, both from the University of Virginia.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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